Exhibit 10.51

stock incentive plan of 2015
INCENTIVE STOCK Option Agreement

THIS INCENTIVE STOCK OPTION AGREEMENT (this “Agreement”), dated as of___________________ (the “Grant Date”), is made by and between Alico, Inc., a Florida corporation (the “Company”), and ____________ (the “Participant”).  Capitalized terms used herein without definition have the meanings ascribed to such terms in the Company’s Stock Incentive Plan of 2015 (the “Plan”).

WHEREAS, the Company has adopted the Plan to give the Company a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a long-term incentive plan providing incentives directly linked to shareholder value; and

WHEREAS, the Compensation Committee (the “Committee”) has determined that it would be in the best interests of the Company and its shareholders to grant the Participant Incentive Stock Options on the terms and subject to the conditions set forth in this Agreement and the Plan.

NOW, THEREFORE, in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves and their successors and assigns, hereby agree as follows:

1.Grant of Option.

(a)Grant. The Company hereby grants to the Participant an option (the “Option” and any portion thereof, the “Options”) to purchase _______ shares (the “Shares”) of Common Stock, on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan. The Options are being granted pursuant to the terms of the Plan. The Options are intended to be Incentive Stock Options within the meaning of Section 422 of the Code, although the Company makes no representation or guarantee that the Options will qualify as Incentive Stock Options. Accordingly, the Participant understands that in order to obtain the benefits of an Incentive Stock Option, no sale or other disposition may be made of shares for which Incentive Stock Option treatment is desired within one (1) year following the date of exercise of the Options or within two (2) years from the Grant Date. The Participant understands and agrees that the Company shall not be liable or responsible for any additional tax liability the Participant incurs in the event that the Internal Revenue Service for any reason determines that the Options do not qualify as Incentive Stock Options within the meaning of the Code. To the extent that the aggregate Fair Market Value (determined on the Grant Date) of the Shares with respect to which Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $_________, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as non-qualified stock options.

(b)Incorporation by Reference, Etc.  The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan.  Notwithstanding the provisions of the Plan or this Agreement to the contrary (including, without limitation, Section 2(c) of the Plan), all determinations under this Agreement as to the following shall be subject to de novo review and shall not be final, binding and conclusive on the Participant or his beneficiaries or their respective successors or assigns:  (i) determinations as to whether Cause (as defined below) or Good Reason (as defined below) exists and (ii) determinations made on or following a Change in Control.

2.Option; Option Price.

(a)Option Price.  The option price, being the price at which the Participant shall be entitled to purchase the Shares upon the exercise of all or any of the Options, shall be $_____ per Share (the “Option Price”).

(b)Payment of the Option Price.  The Options may be exercised only by written notice, substantially in the form provided by the Company, delivered in person or by mail in accordance with Section 13(b) hereto and accompanied by payment of the Option Price. The entire Option Price for the Options being exercised shall be payable in full at the time of exercise and, to the extent permitted by applicable statutes and regulations, shall be payable in cash or by any of the other methods permitted under Section 5(g)(i) through (iii) of the Plan. Notwithstanding the provisions of this Agreement and the Plan, certain methods permitting the exercise of the Options under the Plan may constitute an immediate sale of some or all of the Shares and shall cause some or all of the Options to be considered non-qualified stock options rather than Incentive Stock Options.

3.Vesting.  Except as may otherwise be provided herein, the Options shall become vested and exercisable according to the following provisions:

(a)General.  (i) _______ of the Options shall become vested (the “Vested Options”) on the first date during the Measurement Period (as defined below) that the Trailing Minimum Stock Price (as defined below) exceeds $______; (ii) ______ of the Options shall become Vested Options on the first date during the Measurement Period that the Trailing Minimum Stock Price exceeds $_____; (iii) _______ of the Options shall become Vested Options on the first date during the Measurement Period that the Trailing Minimum Stock Price exceeds $_____; and (iv) _____ of the Options shall become Vested Options on the first date during the Measurement Period that the Trailing Minimum Stock Price exceeds $_____ (each of the stock price hurdles set forth in clauses (i) - (iv), a “Stock Price Hurdle”).  Any Options that have not become Vested Options as of the conclusion of the Measurement Period shall be forfeited as of such conclusion for no consideration.

(b)Certain Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below:

“Cause” shall mean (i) a material failure by the Participant to carry out, or malfeasance or gross insubordination in carrying out, any of his material duties, (ii) the final conviction of the Participant of, or a plea by the Participant of guilty or nolo contendere to, a felony or crime involving moral turpitude, (iii) an egregious act of dishonesty by the Participant (including, without limitation, theft or embezzlement) in connection with his employment by the Company, or a malicious action by the Participant toward the customers or employees of the Company or any Affiliate, (iv) a material breach by the Participant of the Company’s Code of Business Ethics, or (v) the failure of the Participant to cooperate fully with governmental investigations involving the Company or any Affiliate unless the Participant is a subject of the investigation or is acting in reliance on the advice of counsel or in accordance with directions from the Board or legal counsel for the Company; provided, however, that each act or omission described in the preceding clauses (i), (iii), (iv), and (v) will not constitute a basis for the Company to terminate the Participant’s employment for Cause unless the Participant receives written notice from the Company identifying each act or omission that the Board views to constitute Cause and any identified act or omission recurs or, if curable, the identified act or omission is not reasonably cured within 30 days after the date that the Participant received the written notice from the Company.  For purposes of this provision, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.  The cessation of employment of the

Participant shall not be deemed to be with Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant, and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct that constitutes Cause and specifying the particulars thereof in detail.

“Continuous Service” means that the Participant's service with the Company or an Affiliate, whether as an employee, consultant or director, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an employee, consultant or director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's Continuous Service; provided further that if any award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an employee of the Company to a director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected awards, and such decision shall be final, conclusive and binding.

“Good Reason” shall mean (i) following a Change in Control, a material adverse change in the Participant’s authority, powers, functions, titles, reporting relationship, duties, or responsibilities; (ii) a reduction in the Participant’s base salary; (iii) a material breach of any employment agreement between the Company and the Participant; or (iv) the reassignment of the Participant’s place of employment to an office location more than 50 miles from the Participant’s then-current place of employment.

“Measurement Period” shall mean the period commencing on the Grant Date and concluding on (i) if the Participant’s termination of Continuous Service is due to the Participant’s death or Disability, the date that is 18 months following the date of such termination of Continuous Service, (ii) if the Participant’s termination of Continuous Service is by the Company without Cause or by the Participant with Good Reason, the date that is 12 months following the date of such termination of Continuous Service, or (iii) if the Participant’s termination of Continuous Service is for any reason not covered in clause (i) or (ii), the date of such termination of Continuous Service.  Notwithstanding the foregoing, the Measurement Period shall automatically conclude on_______________, if it has not previously concluded.

“Trailing Minimum Stock Price” shall mean, with respect to any date, the lowest Fair Market Value of a Share, based on closing price, during the 20 consecutive trading day period immediately preceding such date.

4.Expiration.  The Options (to the extent not otherwise forfeited) shall automatically terminate and shall become null and void, be unexercisable and be of no further force and effect upon the earlier of

(a)___________________

(b)Termination for Reasons Other Than Cause, Death, Disability. If the Participant's Continuous Service is terminated for any reason other than Cause, death or Disability, the Participant may exercise the vested portion of the Options, but only within such period of time ending on the earlier of: (a)

the date three months following the termination of the Participant's Continuous Service or (b) _______________ (the “Expiration Date”).

(c)Termination for Cause. If the Participant's Continuous Service is terminated for Cause, the Options (whether vested or unvested) shall immediately terminate and cease to be exercisable.

(d)Termination due to Disability. If the Participant's Continuous Service terminates as a result of the Participant's Disability, the Participant may exercise the vested portion of the Options, but only within such period of time ending on the earlier of: (a) the date 12 months following the Participant's termination of Continuous Service or (b) the Expiration Date.

(e)Termination due to Death. If the Participant's Continuous Service terminates as a result of the Participant's death, the vested portion of the Options may be exercised by the Participant's estate, by a person who acquired the right to exercise the Options by bequest or inheritance or by the person designated to exercise the Options upon the Participant's death, but only within the time period ending on the earlier of: (a) the date 12 months following the Participant's termination of Continuous Service or (b) the Expiration Date.

5.Tax Withholding.  If the Company, in its discretion, determines that it is obligated to withhold any tax in connection with the exercise of the Options, the Participant must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Options by (i) tendering a cash payment, (ii) authorizing the Company to withhold shares of Common Stock from the Shares, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law, or (iii) delivering to the Company previously owned and unencumbered shares of Common Stock. The Company has the right to withhold from any compensation paid to a Participant.

6.Compliance with Legal Requirements. The grant and exercise of the Options and any other obligations of the Company under this Agreement shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required.  The Committee may postpone the issuance or delivery of the Shares, and may require the Participant to make such representations and furnish such information, in each case, as required by applicable laws, rules, and regulations.

7.Transferability.  The Options are not transferable by the Participant other than to a designated beneficiary upon the Participant's death or by will or the laws of descent and distribution, and are exercisable during the Participant's lifetime only by him or her. No assignment or transfer of the Options, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Options will terminate and become of no further effect.

8.Adjustment.  In the event of an event described in Section 3(d) of the Plan occurring after the Grant Date, the adjustment provisions of Section 3(d) of the Plan shall apply to the Options, including to authorize appropriate adjustments to the Stock Price Hurdles set forth in Section 3 and the Share disposal restrictions set forth in Section 9.  Without limiting the foregoing, in the event of a Share Change that is an extraordinary cash dividend, the Committee or Board shall, in its sole discretion, adjust the Options either (a) by applying the adjustment mechanism set forth in Treas. Regs. § 1.424-1(a) or (b) by equitably reducing the Option Price to the extent permitted by applicable law and to the extent such reduction does not result in adverse tax consequences to the Participant, and, in either case, by reducing each applicable Stock Price Hurdle by the amount of such extraordinary cash dividend.

9.Holding Period.  Shares acquired upon exercise of the Options may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Participant (or any Affiliate or other permitted transferee pursuant to Section 7) prior to the date that is six months following the vesting of the tranche of the Options pursuant to which such Shares were acquired.  Additionally, the Participant shall not (and shall cause the Participant’s Affiliates, or other permitted transferees pursuant to Section 7, not to) sell, transfer, or otherwise dispose of more than _______ Shares acquired upon exercise of the Options during any 30-day period.  Notwithstanding the foregoing, the restrictions set forth in this paragraph shall not apply to Shares withheld to pay the Option Price, to Shares used to satisfy required tax withholding obligations, or to Shares transferred pursuant to the laws of descent and distribution, and shall cease to apply as of the Participant’s death or Disability or upon a Change in Control. If the Participant disposes of the Shares prior to the expiration of either two (2) years from the Grant Date or one (1) year from the date the Shares are transferred to the Participant pursuant to the exercise of the Options, the Participant shall notify the Company in writing within thirty (30) days after such disposition of the date and terms of such disposition. The Participant also agrees to provide the Company with any information concerning any such dispositions as the Company requires for tax purposes.

10.Change in Control.

(b)Inapplicability of the Plan Provisions.  The provisions of Sections 10(a) - 10(d) of the Plan shall not apply to the Options.

(c)Vesting.  Upon the occurrence of a Change in Control, (i) any unvested Options for which the applicable Stock Price Hurdle is less than or equal to the Fair Market Value of a Share as of immediately prior to such Change in Control shall become fully vested and exercisable (collectively, “Accelerated Options”), and (ii) any unvested Options for which the applicable Stock Price Hurdle is greater than the Fair Market Value of a Share as of immediately prior to such Change in Control (collectively, “Unvested Options”) shall be treated as set forth in Section 10(c)(ii).

(d)Settlement; Assumption.  Upon the occurrence of a Change in Control, (i) any Vested Options (including any Accelerated Options) shall be assumed or settled as provided under Section 3(d) of the Plan, as determined by the Board or the Committee, and (ii) any Unvested Options shall be treated as follows:  (A) if Shares are converted to or otherwise purchased for cash in connection with such Change in Control, then any Unvested Options shall be forfeited without consideration as of the occurrence of such Change in Control; (B) if Shares are converted to securities of the surviving entity (or parent thereof) in connection with such Change in Control, then the Company shall use commercially reasonable efforts to cause any Unvested Options to be substituted for or assumed or continued by the surviving entity (or parent thereof) in the Change in Control and the Stock Price Hurdles with respect to the Unvested Options to be adjusted, in each case, in accordance with Section 3(d) of the Plan; and (C) if Shares are converted to a mix of cash and securities of the surviving entity (or parent thereof) in connection with such Change in Control, then (1) that percentage of any Unvested Options that is equal to the percentage of consideration received in respect of each Share in cash in such Change in Control shall be forfeited and (2) the Company shall use commercially reasonable efforts to cause any remaining Unvested Options to be substituted for or assumed or continued by the surviving entity (or parent thereof) in the Change in Control and the Stock Price Hurdles with respect to such Unvested Options to be adjusted, in each case, in accordance with Section 3(d) of the Plan. In the event of a cash-out payment the Options shall be disqualified from being treated as Incentive Stock Options and shall be treated as non-qualified stock options.

11.Covenants.

(a) The Participant covenants and agrees that, during the term of this contract and for a period of one year after he ceases being an employee of the Company, the Participant will not, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, any business competing directly with the business conducted on the date of termination hereof by the Company; provided, however, that the Participant may own not more than 1% of the outstanding securities of any class of any corporation engaged in any such business, if such securities are listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities association.

(b)The Participant covenants and agrees that, throughout the term of this contract and for a period of one year after he ceases being an employee of the Company, he will not directly or indirectly induce any person associated with or employed by the Company or any subsidiary of the Company to leave the employ of or terminate his association with the Company, or any subsidiary of the Company, or solicit the employment of any such person on his own behalf or on behalf of any other business enterprise.

(c)If any term of this Section 11 is found by any court having jurisdiction to be too broad, then and in that case, such term shall nevertheless remain effective, but shall be considered amended (as to the time or area or otherwise, as the case may be) to a point considered by said court as reasonable, and as so amended shall be fully enforceable.

(d)The Participant hereby covenants and agrees that hereinafter the Participant will not, and will not cause, suffer or permit any family member or other affiliate of the Participant to, directly or indirectly, under any circumstance:  (i) disclose in any way any Confidential Information (as hereinafter defined) to any other person; (ii) act or fail to act so as to reveal any Confidential Information or otherwise impair the confidential or proprietary nature of any Confidential Information; (iii) use any Confidential Information other than at the direction and for the benefit of the Company; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use.  For the purposes of the foregoing, “Confidential Information” shall mean any and all information pertaining to the assets, business, creditors, customers, data, employees, financial condition or affairs, operations, procedures, reports and suppliers of the Company, including (without limitation) the contracts and customer lists acquired by the Company during his employment by the Company; provided, however, that Confidential Information shall exclude any information that is or becomes publicly available other than through disclosure by the Participant or any of his family members or other affiliates.

(e)In the event that the Participant shall violate any provision of this contract (including but not limited to the provisions of this Section 11), then the Participant hereby consents to the granting of a temporary or permanent injunction against him by any court of competent jurisdiction prohibiting him from violating any provision of this contract.  In any proceeding for an injunction and upon any motion for a temporary or permanent injunction, the Participant agrees that his ability to answer in damages shall not be a bar or interposed as a defense to the granting of such temporary or permanent injunction against the Participant.  The Participant further agrees that the Company will not have an adequate remedy at law in the event of any breach by the Participant hereunder and that the Company will suffer irreparable damage and injury if the Participant breaches any of the provisions of this contract.

(f)If Participant violates any provision of this Section 11, the Options shall be cancelled immediately.  Further, any profit realized from the grant of the Options, or its exercise, or from the sale of Shares, shall be forfeited by Participant to the Company, and the Participant shall be liable to the Company to return any such profit upon demand by the Company.

12.Clawback.  The Options and any Shares acquired upon exercise of the Options shall be subject to the terms of any Company recoupment, clawback, or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Options or any Shares acquired upon exercise of the Options or other cash or property received with respect to the Options (including any gain realized from a disposition of the Shares acquired upon exercise of the Options).  In addition, if the Participant incurs a termination of Continuous Service by the Company with Cause, the Committee may in its sole discretion require the Participant to forfeit any Shares previously acquired by the Participant upon exercise of the Options, repay any gain previously realized upon the disposition of any Shares acquired upon exercise of the Options, or both.

13.Miscellaneous.

(b)Waiver and Amendment.  No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages.  No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c)Notices.  All notices, demands, and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service, or personal delivery:

if to the Company, to:

Alico, Inc.
10070 Daniels Interstate Court, Suite 100
Fort Myers, Florida 33913
Facsimile: (239) 226-2004
Attention:  Chairman, Compensation Committee

if to the Participant, to:

The address last on the records of the Company.

All such notices, demands, and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) when delivered by courier, if delivered by commercial courier service; (iii) five business days after being deposited in the mail, postage prepaid, if mailed; and (iv) when receipt is mechanically acknowledged, if by facsimile.

(d)Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(e)No Rights to Service.  Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant, or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates to remove, terminate, or discharge the Participant at any time and for any reason whatsoever.

(f)Beneficiary.  The Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, change or revoke such designation by filing a new designation with the Company.  The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.  If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(g)Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and the Participant’s beneficiaries, executors, administrators, heirs, and successors.

(h)Entire Agreement.  This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations with respect thereto.

(i)Bound by the Plan.  By signing this Agreement, the Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(j)Governing Law.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Florida without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Florida.

(k)Headings.  The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction of and shall not constitute a part of this Agreement.

(l)Counterparts.  This Agreement may be signed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ALICO, INC.
By:
Name:
Title:

PARTICIPANT
By:
Name:

[Signature Page to Incentive Stock Option Agreement]